Exhibit 10.38
EIGHTH AMENDMENT
TO CREDIT AGREEMENT
     THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (“Eighth Amendment”), dated August 7, 2007, is made and entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).
RECITALS:
     A. Borrower and Bank are parties to that certain Credit Agreement dated as of May 28, 2004, as amended or otherwise modified by (i) that certain First Amendment dated as of November 8, 2005, (ii) that certain Second Amendment dated as of April 5, 2006, (iii) that certain Third Amendment dated as of April 10, 2006, (iv) that certain Fourth Amendment dated as of August 8, 2006, (v) that certain Fifth Amendment dated as of November 10, 2006, (vi) that certain Sixth Amendment dated as of March 21, 2007 (vii) that certain side letter dated March 21, 2007 (as so amended, the “Agreement”), and (viii) that certain Seventh Amendment dated as of June 27, 2007, pursuant to which Bank agreed to make various credit facilities available to Borrower, all as more specifically provided for in the Agreement.
     B. Borrower has requested that Bank agree to amend the Agreement in certain respects. Bank is willing to agree to so amend the Agreement, subject, however, to the terms and conditions of this Eighth Amendment.
AGREEMENT:
     In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:
1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.
2. Amendments to the Agreement.
     (a) Section 6.6(b) of the Agreement is hereby amended to read in full as follows:
          “6.6(b) Borrower and its Subsidiaries shall achieve EBITDA, as of the last day of each fiscal quarter for the four (4) consecutive fiscal quarters ended on such date, of not less than Eleven Million Dollars ($11,000,000).
          “For the purpose of determining Borrower’s compliance with subsections (a) and (b) of this Section 6.6 for any fiscal quarter or as of the last day of any fiscal quarter for the four (4) consecutive fiscal quarters ended on such date, as the case may be, the actual EBITDA of Borrower and its Subsidiaries achieved for the fiscal quarter ended September 30, 2006 shall be increased by Eight Million Sixty-Two Thousand Dollars ($8,062,000), which amount represents the adjustment made to Borrower’s long-term core deposit for the fiscal quarter ended on such date (as shown on Borrower’s Financial Statement for such fiscal quarter).”
     (b) Section 6.7 of the Agreement is hereby amended to read in full as follows:
          “6.7 Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio of not less than 1.60 to 1.00 as of the last day of each fiscal quarter. For the purpose of determining Borrower’s compliance with this Section 6.7 as of the last day of any fiscal quarter for the four (4) consecutive fiscal quarters ended on such date (with such determination of compliance to commence with the fiscal quarter ended March 31, 2007), the actual EBITDA of Borrower and its Subsidiaries achieved for the fiscal quarter ended September 30, 2006 shall be increased by Eight Million Sixty-Two Thousand Dollars ($8,062,000), which amount represents the adjustment made to Borrower’s long-term core deposit for the fiscal quarter ended on such date (as shown on Borrower’s Financial Statement for such fiscal quarter).”
5. Effectiveness of this Eighth Amendment. This Eighth Amendment shall become effective as of the date hereof (with the determination of covenant compliance to commence with the fiscal quarter ended June 30, 2007) when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

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     (a) A counterpart of this Eighth Amendment, duly executed by Borrower;
     (b) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Eighth Amendment.
6. Ratification.
     (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
     (b) Upon the effectiveness of this Eighth Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Eighth Amendment.
7. Representations and Warranties. Borrower represents and warrants as follows:
     (a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
     (b) The execution, delivery and performance of this Eighth Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;
     (c) This Eighth Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and
     (d) No event has occurred and is continuing or would result from this Eighth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
8. Governing Law. This Eighth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
9. Counterparts. This Eighth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     WITNESS the due execution hereof as of the date first above written.
“Borrower”

MOTORCAR PARTS OF AMERICA, INC.
By:	/s/ Selwyn H. Joffe
Selwyn H. Joffe
Chairman, President and Chief Executive Officer

“Bank”

UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Philip M. Roesner
Philip M. Roesner
Vice President

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